HERITAGE CASH TRUST
                       HERITAGE CAPITAL APPRECIATION TRUST
                          HERITAGE INCOME-GROWTH TRUST
                              HERITAGE INCOME TRUST
                              HERITAGE SERIES TRUST

                   Multiple Class Plan Pursuant to Rule 18f-3

         The investment companies listed on Appendix A attached hereto (each a "Fund" and collectively, the "Funds") hereby adopt this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

A.       CLASSES OFFERED
         ---------------

         1. Class A. Class A shares are offered to investors of each of the Funds subject to an initial sales charge. The maximum sales charge varies between 0.00% and 4.75% of the amount invested and may decline based on discounts for volume purchases. The initial sales charge may be waived for certain eligible purchasers or under certain circumstances.

         If the initial sales charge is waived on a purchase of shares, a contingent deferred sales load ("CDSL") of up to 1.0% may be imposed on any redemption of those sales within two (2) years of the purchase. Class A shares also are subject to an annual service fee ranging from 0.15% to 0.25% and a distribution fee ranging from 0.00% to 0.25% of the average daily net assets of the Class A shares paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1. Class A shares require an initial investment of $1,000, except for certain retirement accounts and investment plans for which lower limits may apply.

         2. Class B. Class B shares are offered to investors of each of the Funds subject to a CDSL, but without imposition of an initial sales charge. The maximum CDSL for Class B shares of each Fund is equal to 5% of the lower of: (1) the net asset value of the shares at the time of purchase or (2) the net asset value of the shares at the time of redemption. The CDSL will decline over a eight-year period after purchase to 0%, at the end of which the Class B shares will convert to Class A shares at relative net asset value.

         Class B shares are subject to an annual service fee of up to 0.25% of average daily net assets and a distribution fee of up to 0.75% of average daily net assets of the Class B shares of each Fund, each paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act. Class B shares require an initial investment of $1,000, except for certain retirement accounts and investment plans for which lower limits may apply.

         3. Class C. Class C shares are offered to investors of each of the Funds subject to a CDSL on redemptions of shares held less than one year. The Class C CDSL is equal to 1% of the lower of: (1) the net asset value of the shares at the time of purchase or (2) the net asset value of the shares at the time of redemption. Class C shares held longer than one year and Class C shares acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to a Class C CDSL are not subject to the CDSL. The CDSL for Class C shares of the Funds may be waived under certain circumstances. Class C shares are subject to an annual service fee ranging from 0.15% to 0.25% of average daily net assets and a distribution fee ranging from 0.00% to 0.75% of average daily net assets of the Class C shares of the Fund, each paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1. Class C shares require an initial investment of $1,000, except for certain retirement accounts and investment plans for which lower limits may apply.

         4. Eagle Class. The Eagle International Equity Portfolio of Heritage Series Trust offers the Eagle Class of Shares. Eagle Class shares are offered to all investors without the imposition of an initial sales charge or a contingent deferred sales load. Eagle Class shares require an initial investment of $50,000, except for investors who already maintain an account with Eagle Asset Management, Inc. for which a $25,000 minimum initial investment applies. Eagle Class shareholders incur an annual service fee of .25% of average daily net assets and a distribution fee of .75% of average daily net assets of the Eagle Class shares of the Portfolio, each paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1"). All of the shares of the Portfolio issued pursuant to a Portfolio prospectus effective prior to the Implementation Date and that are outstanding on the Implementation Date will be designated as Eagle Class shares.

B.       EXPENSE ALLOCATIONS OF EACH CLASS
         ---------------------------------

         Certain expenses may be attributable to a particular class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

         Each class may pay a different  amount of the following other expenses:
(1) distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a specific class of shares, (6) expenses of administrative personnel and services required to support the shareholders of a specific class, (7) trustees' fees or expenses incurred as a result of issues relating to a specific class of shares,
(8) accounting expenses relating solely to a specific class of shares, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.       EXCHANGE FEATURES
         -----------------

         If an investor has held Class A, Class B or Class C shares for at least 30 days, the investor may exchange those shares for shares of the corresponding class of any other mutual fund for which Heritage Asset Management, Inc. serves as investment adviser ("Heritage mutual funds"). All exchanges are subject to the minimum investment requirements and any other applicable terms set forth in the prospectus for the Heritage mutual funds whose shares are being acquired. Class C shares, however, are not eligible for exchange into the Heritage Municipal Money Market Fund. Eagle Class Shares are not exchangeable.

         These exchange privileges may be modified or terminated by a Fund, and exchanges may be made only into Funds that are registered legally for sale in the investor's state of residence.

D.       ADDITIONAL INFORMATION
         ----------------------

         This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The prospectuses for the Eagle Class and for the Class A, Class B and Class C shares contain additional information about those classes and each Fund's multiple class structure.

Dated:   January 2, 1998

                                   APPENDIX A

                          to the Heritage Mutual Funds
                   Multiple Class Plan Pursuant to Rule 18f-3


Heritage Cash Trust:
         Money Market Fund -- Class A, Class B and Class C shares
         Municipal Money Market Fund - Class A shares

Heritage Capital Appreciation Trust -- Class A, Class B and Class C shares

Heritage Income-Growth Trust -- Class A, Class B and Class C shares

Heritage Income Trust:
         High Yield Bond Fund -- Class A, Class B and Class C shares Intermediate Government Fund -- Class A, Class B and Class C shares

Heritage Series Trust:
         Small Cap Stock Fund -- Class A, Class B and Class C shares Value Equity Fund -- Class A, Class B and Class C shares
         Growth  Equity Fund -- Class A Class B and Class C shares
         Mid Cap  Growth  Fund - Class A, Class B and Class C shares
         Eagle International Equity Portfolio -- Class A, Class B, Class C and Eagle Class shares





Dated:   January 2, 1998